Exhibit 4.11

Date: 1/5/11

To:

Bank Leumi LeIsrael Ltd.

Dear Sir/Madam,

Whereas, one of the conditions for providing us with credit and banking services, and receiving various undertakings and guarantees from us, the undersigned, BluePhoenix Solutions Ltd. (the “Company”), Company. No. 520043068, was that you demanded that we sign this letter in your favor and we agreed thereto;

Wherefore, we hereby declare and undertake as follows:

1.	Definitions

In this document, the following terms and expressions shall have the meanings as stated hereunder:

“Financial Statements”:  means the annual and quarterly financial statements of the Company as consolidated and published by it pursuant to the accepted Generally Accepted Accounting Principles which, inter alia, include a Balance Sheet, Profit and Loss Report, Cash Flow Report, a Report of the Changes in the Equity, as well as any other report or remark required pursuant to the rules of accounting standards and/or by any of the competent authorities.

The meaning of: the “Balance Sheet Total”, the “Total Balance Sheet Assets”, “Gross Profit”, “Current Assets”, “Current Liabilities”, “Financing Expenses”, “Cash Balances”, “Customer Balances”, “Money Equivalents”, shall be as defined and according to the values appearing in the Financial Statements.

[Stamp and signatures:
BluePhoenix Solutions Ltd.]

2.	Financial Criteria

We agree that the provision of credit and banking services to our Company and/or guarantees, and the ongoing management, thereof shall be conditional on our Company, at all times, complying with the following financial criteria:

2.1           The Cash and Money Equivalent balances in the Company’s Balance Sheet shall not, at any time, be less than USD 6,000,000.

The financial criteria determined in Section 2.1 above (hereinafter: the “Criteria”) are based on the accounting standard, the rules of accounting and accounting estimations and policies (hereinafter: “Accounting Method”) as applied in the Company’s last Financial Statements, as of the date of this Letter (hereinafter: the “Last Statements).

An Accounting Method that differs from the one on which the Last Statements were drafted include, without limitation – as a result of applying International Financial Reporting Standards (IFRS) – any new/other accounting standards whatsoever in Israel or abroad, a change in the estimation and/or any change in accounting policies (all the aforementioned shall hereinafter be referred to jointly and severally as “New Accounting Methods” could lead to changes that have an implication on the Criteria.

Wherefore, the Company agrees as follows:

At any time that it becomes clear to the bank, according to its sole discretion, that changes have been caused  and/or are about to be caused to the Company’s Financial Statements, as a result of New Accounting Methods, it may, after consultation with the Company but without requiring its consent, inform the Company what changes are  required by it in the Criteria (hereinafter: the “Adjusted Criteria”), in order to adapt them to the said changes, with the intention of making them conform to the original financial objectives according to which the Criteria were determined.

[Stamp and signatures:
BluePhoenix Solutions Ltd.]

Should the bank inform the Company what the Adjusted Criteria are – they will obligate the Company as of the date that the notice is given by the bank and this Letter shall be deemed, from the date of delivery of the bank’s notice, to include the Adjusted Criteria.

3.           Undertaking to Furnish Financial Statements

We undertake to furnish you with the following reports:

3.1
Consolidated Financial Statements of the Company,  by not later than 31.3 of each year, that includes, inter alia, a balance sheet, profit and loss report, cash flow report and any other report that is required by the competent authority (hereinafter: “Financial Statements”), which are furnished annually and audited by an external certified CPA for the year ended 31.12 of the previous year.

3.2	Quarterly Financial Statements of the Company, consolidated and reviewed by an external certified CPA, by not later than 60 days after the end of each quarter, which refer to the previous quarter.

3.3
Reports signed and certified by the CFO of the Company,  by not later than 30 days from the end of each quarter, with respect to the inventory, debtors, and liabilities of the Company to the banking system and the creditors of the Company. The aforementioned reports shall, inter alia, include the following details:

3.3.1
Inventory Report – which includes details regarding raw materials in transit (which have been paid for by the Company), production in process, auxiliary materials and finished products; for example, the report about the components of the aforementioned inventory will include details regarding credit supplied by the Company’s creditors in respect of the inventory and details of the credit secured by bank guarantees.

3.3.2
Debtors Report – which includes details of debtors in Israel, foreign debtors, checks and bills for collection, advance payments by customers (which are not against a bank guarantee) as well as details of debtors’ aging and noting the names of the main customers.

[Stamp and signatures:
BluePhoenix Solutions Ltd.]

3.3.3
A report about the total liabilities to the banking system and to other secured creditors (detailed separately according to each of the banks and other creditors) – which includes details about short term credit (from financing export shipments), long term loans, import letters of credit of the Company, guarantees and the total obligo [credit facilities].

3.3.4
A report of other outstanding liabilities – which includes details of liabilities to employees (in respect of salaries, leave, compensation and pensions), contributions to income tax at source in respect of the employees, liabilities to competent authorities and liabilities to governmental institutions (such as: income tax, purchase tax, national insurance, property tax, etc.).

3.4
Pursuant to the bank’s requirements: any report, document or other information accompanied by other remarks, if necessary, including, but without derogating from the generality of the foregoing, a detailed business plan and reports that the Company will give to its shareholders, which shall be given in the way and in the format required by the bank.

4.	Undertaking to Furnish Other Reports

We undertake to furnish you with copies of any confirmation, notice, report or any other document which we are required by law to give to the Registrar of Companies and/or to the Securities Authority, at the same time as they are furnished to the Registrar of Companies and/or the Securities Authority, as aforesaid.

5.	Validity of the Undertakings

Our aforesaid undertakings shall remain in force and effect as long as any amounts whatsoever are owed to you, or become payable to you in the future, on account of loans, credit and/or other banking services that you have given and/or will give us in the future and/or as long as the undertakings and guarantees in your favor or for your benefit remain in force.

In any event that we fail to meet the financial Criteria, in whole or in part, or if we breach any of our other express undertakings set forth in this Letter, in whole or in part, then – in addition to any other relief to which you are entitled pursuant to the law or pursuant to any of our other obligations towards you that is included or will be included in the future in any other document – you shall be entitled to present all or part of our debts and obligations towards you for immediate repayment, and to collect them from us together with any amount which, in the opinion of the bank, is required to recover the losses and/or expenses incurred by the bank as a result of presenting the amounts for immediate repayment, as aforesaid.

[Stamp and signatures:
BluePhoenix Solutions Ltd.]

It is clarified that the failure of the bank to institute proceedings, in respect of a breach of a prior undertaking or as a result of a failure to fulfill one or more of our undertakings to the bank, whether that undertaking is included in this Letter or included or shall be included in any other document, shall not be deemed negligence or a waiver of the bank of its rights and/or justification or an excuse to continue committing  the breach and/or to commit any other breach or other nonfulfillment of any of the terms and conditions or our obligations, as aforesaid.

For the avoidance of doubt, nothing stated above shall derogate from our undertakings towards you pursuant to any document whatsoever and/or according to the law, and nothing stated shall derogate from any cause of action to present [any amounts] for immediate payment, which is available and/or which will become available to you pursuant to any document whatsoever and/or under the law.

Upon the coming into force of this Letter of Undertaking, the validity of the Letter of Undertaking, which was signed by us in favor of the bank on 11.8.2009 (hereinafter: the “Letter of Undertaking of 2009”), shall be cancelled.

For the avoidance of doubt, as long as this Letter of Undertaking does not enter into force, the Letter of Undertaking of 2009 shall remain in force without any change.

Sincerely Yours,

BluePhoenix Solutions LTD

[Stamp and signatures: BluePhoenix Solutions Ltd.]